Exhibit 99

               THERMO INSTRUMENT ANNOUNCES CASH TENDER OFFER FOR
                         LIFE SCIENCES INTERNATIONAL PLC

        WALTHAM, Mass., January 21, 1997 -- Thermo Instrument Systems Inc. (ASE-THI) announced today that it plans to commence a cash tender offer for all outstanding shares of the common stock of Life Sciences International PLC (LSI) for 135 pence per share (equivalent to approximately $2.25 per share). LSI is a public company in the United Kingdom headquartered in London, England, and listed on the London Stock Exchange. The Board of Directors of LSI has recommended that its shareholders accept the offer.

        Life Sciences International PLC manufactures laboratory science equipment, appliances, instruments, consumables, and reagents for the research, clinical, and industrial markets. LSI is composed of 11 major business units, with significant manufacturing and marketing operations at various locations in the United States and Western Europe, as well as a presence in Eastern Europe and Asia. The company is organized into four product groups including:

        Laboratory Products - serving the global research laboratory market with controlled- environment products, sample preparation devices, spectrophotometers, and optical dispersion gratings; Clinical Products - serving the hospital and clinical laboratory markets with cell and tissue processors, mortuary equipment, and consumables;
        BioSystems - serving biotech and molecular biology R&D and QC labs with liquid handling devices, reading systems, and consumables; and Industrial Products - serving semiconductor manufacturers and other industries with water baths and chillers.

        "LSI has a fine reputation in the industry and promises to be an excellent strategic fit with Thermo Instrument," said Arvin H. Smith, president and chief executive officer of Thermo Instrument Systems. "LSI's strong manufacturing, distribution, and service base will help extend our product offerings into new markets, such as clinical laboratory equipment, as well as enhance our presence in the bio-analytical instrumentation marketplace."

        There are approximately 175 million LSI shares outstanding, giving the offer a value of approximately $395 million. Final closure of the transaction is subject to certain conditions, including the successful and timely completion of the public cash tender offer yielding over 90 percent of LSI shares, and antitrust regulatory clearances in the United States, the United Kingdom, and Germany.

        Thermo Instrument Systems Inc. develops, manufactures, and markets instruments used to detect and measure air pollution, radioactivity, complex chemical compounds, toxic metals, and other elements in a broad range of liquids and solids, as well as
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        to control and monitor various industrial processes. Thermo
        Instrument Systems is a public subsidiary of Thermo Electron
        Corporation.
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        This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in
        Item 5 of the company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996. These include uncertainties relating to competition and technological change, intellectual property rights and litigation, dependence on certain key industries, and international operations and risks associated with the company's acquisition and spinout strategies.

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